March 2011

Energy for a Clean Environment

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

OUR MISSION is to *"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."*

Golden Grain earns safety honor from UP

Golden Grain Energy has been honored by Union Pacific Railroad with its 2010 Union Pacific Chemical Transportation Safety Pinnacle Award.

"Your company exhibited safe loading practices and had zero non-accident releases last year," UP wrote in its award notice. "This is an outstanding achievement and clearly demonstrates your great performance and commitment to the safe transportation of hazardous material."

Golden Grain President and CEO Walt Wendland credits the award to the company's material handlers for their hard work and attention to detail.

The award will be presented April 13 at a banquet in Houston, Texas.

See inside for a special GREEN Team newsletter providing facts and insight regarding the questions of how food, fuel and freedom are interrelated, and why ethanol is the solution, not the problem.

Annual meeting reviews production, industry status

Directors Cagley, Calease re-elected

Approximately 215 members of Golden Grain Energy gathered Feb. 17 for the company's annual meeting to vote on directors and "Say-on-Pay" and to hear updates on the company and the ethanol industry.

Incumbent directors Marion Cagley and Jerry Calease were unchallenged and were elected to serve additional three-year terms on the board.

Members also voted, in person and by proxy, on an advisory question to either endorse or choose not to endorse the board's policy regarding compensation of executive officers. The advisory vote called "Say-on-Pay" endorsed the executive compensation policy and will bring the "Say-on-Pay" vote before the membership every three years.

In addition to the election, members heard from several officials with Golden Grain and its strategic partners about the company's production, financial status and the state of the ethanol industry as a whole.

Doug Punke, CEO of RPMG (Renewable Products Marketing Group), which markets Golden Grain's ethanol and dried distillers grains, discussed the overall state of the ethanol industry, as did GGE President and CEO Walt Wendland.

As of November 2010, there were 201 operable plants in the nation with a total capacity of 13.77 bgy (billion gallons per year). Of those, 41 are in Iowa, providing 27% of the nation's ethanol supply and utilizing 61% of the state's corn crop. The national ethanol industry has grown from less than 2 bgy ten years ago to nearly 14 bgy now.

While the industry's growth has been impressive, the RFS (renewable fuel standard) now in place may serve as a ceiling as the United States nears its maximum capacity for blending ethanol at the 10% level (E10). Currently, more than 90% of gasoline used in the United States is blended with ethanol.

To push back the "blend wall" that would put a ceiling on industry growth, the use of E15 is essential. Though it has received approval for use in vehicles model year 2001 and newer, there are many technical and regulatory hurdles before E15 can significantly penetrate the market:

- Health effects testing
- State regulatory issues

Continued on Page 3

Strong first quarter, but volatility remains

Golden Grain Energy is off to a great start of another profitable year with first fiscal quarter income over $6.4 million or $0.26 per membership unit. Ethanol sales account for approximately 83% of total revenues, distiller grains are approximately 17% and although sales from corn oil was over $500,000 for the first quarter it is still less than 1% of our total revenues. Strong revenues were driven by a 16% increase in the average price received for ethanol in 2011 compared to the same period in 2010; however, that was offset by a corn price approximately 44% higher in 2011 than 2010. Income from our investments in other entities contributed over $1.3 million to the bottom line or approximately 21% of the net income.

Of the $7.4 million of cash generated during the quarter, approximately $1.4 million was used to pay debt and $6.1 million was sent out to members for the $0.25 distribution that was declared in December.

As with most quarters over the last few years, we have seen dramatic volatility in margins during our second quarter. As of the issuance of this member update margins are positive as is the outlook for the next few months but at Golden Grain that does not mean we rest easy.

Find complete SEC filings under Investor Relations on the Golden Grain website.

— Christy Marchand, CFO

INCOME STATEMENT	Qtr Ended 1/31/2011	Qtr Ended 1/31/2010
Revenues	$72,668,264	$58,816,607
Gross Profit	$5,900,436	$9,209,120
Net Income	$6,462,553	$9,226,323
Net Income per Unit	$0.26	$0.32
Average Units Outstanding	24,460,000	28,760,000

BALANCE SHEET	1/31/11	10/31/2010
Current Assets	$21,274,343	$21,934,185
Total Assets	$121,518,917	$122,709,007
Current Liabilities	$9,056,317	$9,216,092
Long-term liabilities	$21,229,412	$22,607,280
Members Equity	$91,233,188	$90,885,635
Book Value per Unit	$3.73	$3.72

PAC Committee turns focus toward E15

Members of the GGE PAC Committee continue to work for legislation that will help our consumers and keep the ethanol industry growing. The ethanol volume being produced with the higher quality corn crop of 2010 will push the limits of what the E-10 infrastructure can utilize, making it obvious that we need more fuel blender pumps that can deliver E-15 and higher blends.

Our committee has been very active in visiting the Iowa State Capital in Des Moines, in cooperation with the Iowa Renewable Fuels Association, to bring forth legislation to assist in providing more E-15 and higher blends to be marketed. Committee members attended the National Ethanol Conference and the Iowa Renewable Fuels Summit to learn more about new efficiencies and technologies in ethanol production.

We also are sending committee members to Washington, D.C. with the American Coalition for Ethanol (ACE) March Beltway Fly-in.

Our role, as your committee and the voice of GGE, has grown immensely over the past seven years just as the volume of ethanol has grown. Can we wonder what the price of fuel would be if ethanol were not meeting 10% of the nation's fuel needs? How much more dependent on foreign oil would we be with our consumers having to pay more for the transportation costs of the food we consume? Lets all work together toward our goal of using more renewable fuels!

We want to thank each and every one of you for your past support of our GGE PAC committee. The $13,680 in contributions made to GGE PAC from your distributions helps build confidence and appreciation for all that we do for you as our shareholders!

With sincere appreciation,

Golden Grain Energy PAC Committee
Jerry A. Calease, Chair
Marion Cagley Chris Schwarck
Ed Hatten Barney Retterath
Steve Core Dave Sovereign

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

Annual meeting recap

Continued from Page 1

- ASTM/NIST specification
- Octane certification
- #1 waiver for vapor pressure
- Fire code and UL issues
- Fuel detergent certification
- Automaker warranties
- Misfueling liability

Warning labels could also pose an obstacle in gaining consumer confidence, as will the question of how retailers will provide E15 for newer vehicles while also providing lower blends for the 40% of the US automobile fleet older than MY01.

Production of DDGS has, of course, risen alongside increased ethanol production. Nearly a fourth of the co-product is exported, with the rate of export growing at a rate similar to overall production rates, though it has largely replaced corn gluten as an export. The main importer of DDGS is China, taking 28% of the United States' DDGS exports in the first 11 months of 2010. However, the country is now conducting studies to determine whether a tariff should be levied on DDGS coming into China.

Christy Marchand, chief financial officer for Golden Grain Energy, presented a look at how the company's finances stacked up over the last year. On stronger markets, net income for the plant increased from $2.2 million in 2009 to nearly $17 million in 2010. Between Oct. 31. 2009 and 2010 – book value per unit increased from $2.75 to $3.72.

She also explained Golden Grain's investments in other ethanol plants and pointed out the significant returns on investment the company has seen, as outlined in the top two graphics at the right. The third graphic shows how investments in Golden Grain compare to the NASDAQ Market Index and SIC Code Index.

Chief Operations Officer Chad Kuhlers' production report showed the plant produced more than 109.5 million gallons of ethanol between January and December 2010, up 1.6% from 2009. With continued efforts to increase plant efficiency, they have reduced the average BTU used per gallon of ethanol produced by 268 BTU (nearly 1%). Golden Grain also extracted nearly 6.3 million pounds of corn oil in 2010: 22.3% more than 2009.

Financial Ratios

	2010	2009	2005-2010
Return on Assets	14%	2%	20%
Return on Equity	69%	9%	81%
Return on Investments	21%	3%	33%
Income per Gallon	$0.16	$0.02	$0.24
Income per Bushel	$0.43	$0.06	$0.66
Gallons Sold	107 million	107 million	501 million
Bushels Ground	39.2 million	38.3 million	180 million
DDGs Sold	319,000 ton	304,000 ton	1.5 million ton
Corn Oil Sold	5.8 million lbs	5.2 million lbs	11.0 million lbs

Gallons of Ownership Per Unit

	Gallons	Investment	Cost Per Unit*	Gallons/Unit	ROE
Original	60 M	$56 M	$ 2.03	2.18	
Expansion	50 M	$54 M	$ 2.21	2.04	
Absolute Energy	110 M	$4 M	$ 0.16	0.26	40%
Homeland Energy Solutions	125 M	$5 M	$ 0.20	0.28	28%
RPMG (gallons produced through subsidiary)		$605k	$ 0.02	0.03	102%
Guardian Energy	110 M	$1.5 M	$ 0.06	0.45	72%
		TOTALS	$ 4.69	5.24	

* Based on 24,460,000 outstanding units with the exception of the original plant (which is based of 27,560,000)


COMPARISON OF CUMULATIVE TOTAL RETURN
Golden Grain Energy, LLC
NASDAQ Market Index
SIC Code Index
DOLLARS
$400
$350
$300
$250
$200
$150
$100
$50
2009
2010
2011
2012
2013
2014
ASSUMES $100 INVESTED ON NOV. 01, 2005
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING OCT. 31, 2010

Act now to promote E15

On March 10, EPA Administrator Lisa Jackson told Congress that the final rule allowing the legal sale of E15 to 2001 and newer vehicles will be issued "in the next few months." So this summer retailers will have the option to begin offering E15 to their customers.

But don't sit back and expect to see E15 at the corner gas station near you. Retailers do not have to make E15 available. You need to take action today to make the E15 opportunity a reality.

Contact Your Retailer

Let your local retailers know that you want to purchase E15 for your vehicle just as soon as it is legal this summer. According to the EPA, 74% of gasoline goes into 2001 and newer vehicles. E15 is currently averaging 5 cents lower than E10 in the blender pumps selling it to Iowa FFVs. In short, E15 is poised to be a retailer's best seller.

But change is hard and there are many issues retailers will have to sort through prior to offering E15…so they need to hear from you, the customer.

Contact Your Legislators

To incent retailers to work through those issues, the ethanol industry is supporting legislation that will shift the current Iowa E10 tax credit to E15 and higher blends – while making it much larger.

To keep ethanol growing we need to bust through the E10 blend wall. Call your State House and State Senate members today! (If you do not know your representative, this link – http://www.legis.iowa.gov/Legislators/find.aspx - should help you.)

Tell them to support E15 by supporting HF 555 and SF 476 today.

— Monte Shaw, Executive Director, IRFA

Energy for a Clean Environment

1822 43rd St. SW
Mason City, IA 50401